Exhibit 10.3

September 18, 2013

Paul Read
7191 Johnston Rd
Pleasanton, CA 94588

Dear Paul:

I am pleased to confirm with this letter, Ingram Micro’s offer of employment to you for the position of President and Chief Operating Officer. You will be based in Santa Ana and will report directly to Alain Monie, Chief Executive Officer. We expect you to commence your employment on a mutually agreed upon date but no later than September 30, 2013.

Your annual base salary will be $700,000 ($26,923.07 bi-weekly) to be paid on the Company’s normal payroll schedule. You will be eligible to participate in the standard health and employee benefit programs of Ingram Micro. Details regarding these programs will be provided to you under separate cover.

You will be eligible to participate in the Company’s 2013 Annual Executive Incentive Award Program. Your Target Incentive Award will be 100% of your base salary (based on salary paid from your hire date through program year-end). For the 2013 Program year, the company will guarantee a minimum payment of 100% of your Target Incentive Award. A participant must be employed through the program year-end to be eligible. Details regarding the 2013 Program will be provided to you.

You will be eligible to participate in the company’s 2013 long-term incentive award programs (“LTIPs”). Your grant will be awarded effective the first New York Stock Exchange trading day in October 2013. The full year grant has been prorated based on eight months of participation from October 1st, 2013 to June 3rd, 2014:

EPS, OI & ROIC - You will be granted 41,973 Performance Vested RSUs which represent the target number of performance shares that may vest based on the company’s attainment at 100% of absolute targets for each of Earnings Per Share (EPS), Return on Invested Capital (ROIC), and Operating Income (OI) as a percentage of revenue by the end of the 3-year measurement period in 2015.
Total Shareholder Return (TSR) - You will be granted 41,973 Performance Vested RSUs which represent the maximum number of performance shares that may vest based on the company’s 3-year TSR results compared to a technology distributor peer group index.

Paul Read
September 18, 2013

Restrictions on the Performance shares will lapse June 3, 2016, subject to the Committee’s certification of the company’s attainment of EPS and ROIC results and TSR achievement in comparison to the peer group. While participants will have an opportunity to achieve 150% under the EPS, OI and ROIC performance share program, the maximum combined achievement of the two performance share programs is 200%. Your Award Agreements will be provided to you by our Stock Plan Services Provider, E*Trade, for your review and acceptance within 30 days of your grant date.
Performance Shares - Profit Before Tax (“PBT”): Your award at 100% performance achievement will be 27,982 performance shares based on the company’s performance in fiscal year 2013 against the predetermined PBT goal of $75 million. If the PBT goal is not met, no performance shares will be earned. If the $75 million PBT goal is reached, restrictions on the performance shares will lapse (vest) 50% the later of the Committee’s certification of the Company’s 2013 PBT results or on March 1, 2015 and 50% on March 1, 2016, provided you continue to be employed by the Company.

Should your employment date be delayed beyond the first New York Stock Exchange trading day in October 2013, the number of RSUs will be reduced and the date of grant delayed. Enclosed is an equity brochure, which provides more detailed information regarding RSUs and other forms of equity participation.

You will be granted time-vesting restricted stock units (RSUs) which represent the right to receive shares of Ingram Micro Class A Stock (which will be determined based on closing price on the grant date to equate to approximately $250,000). This grant will be awarded effective the first trading day of the New York Stock Exchange in October 2013. Restrictions on these units will lapse (vest) on the first anniversary of the grant date, provided you continue to be employed by Ingram Micro Inc. or an affiliated company.

The Human Resources Committee of the Board of Directors has adopted stock ownership guidelines to ensure that, over time; our senior executives are committed to and demonstrate their commitment to the profitable growth of Ingram Micro Inc. by personally owning a minimum number of shares of the Corporation’s stock. These ownership guidelines are applicable to all section 16 reporting officers. In accordance with our current ownership guidelines, it is expected that you would acquire and hold shares of the Corporation equal to at least four times your base salary. Until this goal is reached, you will be expected to retain 50% of any stock options exercised or vested restricted stock units net of any payroll withholding taxes.

Paul Read
September 18, 2013

In addition to the foregoing, the Company agrees to pay you a “Sign-On Bonus” in the amount of Three hundred and sixty thousand dollars ($360,000), subject to applicable payroll withholding taxes. Fifty percent (50%) of this Sign-On Bonus ($180,000) will be paid to you with your first regular paycheck. The remaining 50% ($180,000) will be paid to you six months later. Further, you agree that if at any time prior to the first anniversary of your first date of employment with the Company, you voluntarily terminate your employment with the Company or the Company terminates your employment for “Cause” (as defined below), you shall promptly repay to the Company the amount of the Sign-On Bonus received to that date (i.e., $180,000 or $360,000) within 30 days of any such termination. Furthermore, you agree that if at any time between the first and second anniversary of your first date of employment with the Company, you voluntarily terminate your employment with the Company or the Company terminates your employment for “Cause”, you shall promptly repay to the Company 50% of the full sign-on bonus (i.e., $180,000) within 30 days of any such termination. “Cause” shall mean your (i) failure to observe and fully obey Ingram Micro’s rules and regulations of conduct; (ii) conviction by any federal, state or local authority for an act of dishonesty, or any act constituting a felony; (iii) commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or (iv) any other conduct on your part that would make your retention by Ingram Micro prejudicial to Ingram Micro’s best interests. Should your employment with the Company terminate due to your death or disability or as a result of the Company’s termination of your employment without Cause prior to the second anniversary of your first date of employment with the Company, you shall be entitled to retain such Sign-On Bonus.

This offer is contingent upon you providing valid documentation to verify your right to work in the United States and the successful completion of a background investigation, reference check and drug screen conducted by the Company. The type(s) of work documents you will need to provide on your first day of employment will be coordinated with you by a member of the Company’s Human Resources Department.

This offer is not an employment contract or a guarantee of continuing employment. Ingram Micro employs on an “at-will” basis; that is, either you or the Company may dissolve the employment relationship at any time for any reason, with or without notice.

Ingram Micro is a values-based company which employs the highest ethical standards and demonstrates honesty and fairness in every action we take. The Code of Conduct (attached) affirms the company’s commitment to these high standards. By accepting Ingram Micro’s offer of employment, you agree to comply with our Code of Conduct and will be asked to annually provide affirmation to these standards.

If the above confirms your understanding of the position offered you, please sign both

Paul Read
September 18, 2013

copies of this letter and return one original to Lynn Jolliffe, Executive Vice President,
Human Resources, retaining one copy for your files. We ask that you respond within three (3) days of receipt of this letter.

We look forward to you joining our team and are confident that you will make significant contributions to the continued growth and financial success of our Company.

Sincerely,

/s/ Alain Monie

Alain Monie
President & CEO
Ingram Micro Inc.

I have received a copy of this letter and accept the offer of employment as outlined above.

/s/ Paul Read             9/19/13
Paul Read                        Date

Attachments:
Equity Brochure
Code of Conduct

cc:    Cathy McCutcheon
Lynn Jolliffe
Larry Boyd
Personnel File